Exhibit 99.1

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean
Vice President, Corporate Development
Ph: (610) 687-7531 Fax: (610) 687-3688
E-Mail: invest@pennvirginia.com

PENN VIRGINIA CORPORATION COMPLETES DIVESTITURE OF

PENN VIRGINIA GP HOLDINGS, L.P.

BECOMES PURE PLAY OIL AND GAS EXPLORATION AND PRODUCTION COMPANY

RADNOR, PA (BusinessWire) June 7, 2010 – Penn Virginia Corporation (NYSE: PVA) today announced the completion of the public offering of 8,827,429 common units representing limited partner interests in Penn Virginia GP Holdings, L.P. (NYSE: PVG) beneficially owned by PVA. As a result of this offering, PVA no longer owns any limited or general partner interests in PVG.

Since September 2009, PVA has sold approximately 30.1 million common units representing 77 percent of PVG, raising approximately $450 million in pretax proceeds. PVA currently has approximately $376 million of cash as well as current availability under its revolving credit facility of approximately $300 million ($420 million borrowing base). The principal of PVA’s current debt outstanding is $530 million, with $230 million due in December 2012 and $300 million due in June 2016. In connection with the sale of its interests in PVG, PVA expects to incur approximately $3.5 million of non-recurring general and administrative costs during the second quarter of 2010.

Effective with the second quarter of 2010, PVA will present the results of operations, cash flows and financial position attributable to PVG as discontinued operations for all current and prior periods. This will result in PVA’s financial statements becoming more readily comparable to those of other oil and gas exploration and production companies. PVA’s consolidated financial statements previously included results from the coal and natural resource management and natural gas midstream segments of PVG’s subsidiary, Penn Virginia Resource Partners, L.P. (NYSE: PVR).

A. James Dearlove, President and Chief Executive Officer, said, “The divestiture of PVA’s holdings in PVG completes the process of transforming PVA into a pure play exploration and production (E&P) company. We believe our emerging presence in several key plays, including the Granite Wash, Marcellus Shale and Lower Bossier (Haynesville) Shale, coupled with our strong balance sheet and liquidity, position us for meaningful growth over the next several years.

“PVG and PVR are in very capable hands and are expected to continue their pattern of accretive growth in the future. It has been an honor to be associated with the partnerships since their inception.”

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Penn Virginia Corporation (NYSE: PVA) is an independent natural gas and oil company focused on the exploration, acquisition, development and production of reserves in onshore regions of the U.S., including the Mid-Continent region, East Texas, Mississippi and the Appalachian Basin.

For more information, please visit our website at www.pennvirginia.com.